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                                                                    EXHIBIT 99.1

AT EQUITY MARKETING, INC.:      AT FINANCIAL RELATIONS BOARD:
Lisa Mueller                    Tony Rossi                  Tricia Ross
Director of Investor Relations  General Information         Investor Inquiries
(323) 932-4034                  (310) 407-6563              (310) 407-6540

          EQUITY MARKETING COMPLETES ACQUISITION OF JOHNSON GROSSFIELD

         LOS ANGELES, Feb. 3, 2004 - Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services firm, announced today that it has completed the acquisition of the assets of the promotional agency business of Johnson Grossfield, Inc. (JGI), a privately held promotional marketing services company located in Minneapolis, Minnesota. The acquisition furthers Equity Marketing's diversification strategy of adding firms with complementary strengths and clients to fuel its growth initiatives.

         Terms of the transaction include a purchase price of approximately $4.6 million in cash and $500,000 in common stock, plus additional earn out consideration up to a maximum of $4.5 million in cash and common stock if certain performance targets are met in the five-year period ending December 31, 2008. The cash paid at closing was adjusted from an original estimate of approximately $4.0 million to reflect a higher than anticipated working capital balance at the close of the transaction.

         Equity Marketing financed the transaction through its existing working capital and remained debt-free after the acquisition. As stated in the announcement of the agreement to purchase JGI dated January 20, 2004, the acquisition is projected to be accretive to earnings per share in 2004.

         Founded in 1987, the promotional agency business of JGI is principally focused on providing custom licensed premiums for the kids marketing program of Subway Restaurants. JGI has maintained strong relationships with Subway and its franchise organization for 12 years. The assets involved in this transaction are currently generating approximately $16 million in annualized revenue.

         JGI will team with the recently established U.S. presence of Logistix Kids to strengthen and expand its kids marketing expertise. The combined organization will be able to leverage its expertise with blue-chip clients like Kellogg's and Subway to attract new business and enhance its services offerings.

                                     -more-

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Equity Marketing Completes Acquisition of
Johnson Grossfield
Page 2 of 2

ABOUT EQUITY MARKETING

         Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Minneapolis, New York, Ontario
(CA), London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company's clients include Burger King Corporation, Diageo, Kellogg's, Kohl's, Macy's, Nordstrom, Procter & Gamble, and Subway Restaurants, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based primarily on licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

         Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2004 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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